Exhibit 99.2

Press Release
AuthenTec Announces Management Changes

- Larry Ciaccia Named as President and Chief Operating Officer

- Gary Larsen to Resign as Chief Financial Officer

MELBOURNE, Fla. – July 29, 2010 – AuthenTec, (NASDAQ: AUTH) today announced that Larry Ciaccia, who currently serves as President, has been appointed to the newly created position of  President and Chief Operating Officer, effective immediately.   Mr. Ciaccia, who as President has primarily been responsible for marketing and sales, will now be responsible for the overall day-to-day operations of AuthenTec.  In this expanded role, he will continue to report to AuthenTec Chief Executive Officer Scott Moody who will focus more on AuthenTec’s strategic initiatives including mergers and acquisitions as the company solidifies its transformation into a leading supplier of security, identity management and touch control solutions.

“As President, Larry has played a critical role in helping to grow AuthenTec and position the Company for sustained growth and future profitability,” said Scott Moody. “Larry’s deep familiarity with AuthenTec and its operations will serve him well in his expanded role, and I look forward to working with him to aggressively execute on our strategies.”

The Company also announced the resignation of Gary Larsen, Chief Financial Officer, who is leaving to pursue another CFO opportunity at a larger enterprise.   Mr. Larsen’s resignation is effective August 15, 2010.  The Company has retained an executive search firm to conduct a national search for a new Chief Financial Officer.

Mr. Moody continued, “The entire organization is grateful to Gary for his leadership and the many contributions he made to AuthenTec during his tenure. Gary played an instrumental role in helping us go public and implementing the controls and procedures necessary for a public company.  He has also groomed a stellar team behind him.  Frankly, while I am sad to see Gary leave on both a professional and personal basis, this is a very good opportunity for Gary and we wish him the best in his future endeavors.”

Mr. Larsen said, “It has been a great pleasure to work at AuthenTec, which is at the forefront of a dynamic and expanding industry and is well positioned for future growth.  While I have decided to pursue another exciting opportunity, I leave AuthenTec in very good hands.  I want to thank AuthenTec’s Board and management team for their support and I look forward to watching AuthenTec build upon its recent successes.”

About AuthenTec

AuthenTec provides security, identity management and touch control solutions for enterprise and consumer applications. The Company's smart sensor products and security solutions are used in virtually every aspect of life, from the PC on your desk to the mobile device in your hand to the server in the cloud. AuthenTec's newest generation of TruePrint® smart sensors, TrueSuite™ identity management software and TrueProtect™ embedded security products (formerly SafeNet Embedded Security Solutions) provide developers and users secure and convenient ways to manage today's rapidly evolving digital identities and security needs. For more information, visit www.authentec.com or follow us at twitter.com/authentecnews.

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Contacts:
Brent Dietz
Director of Communications
AuthenTec
brent.dietz@authentec.com
+1-321-308-1320

Leanne K. Sievers
Executive Vice President, Investor Relations
Shelton Group Investor Relations
lsievers@sheltongroup.com
+1-949-224-3874